EXHIBIT 10.24




         Under the Management Incentive Compensation Plan, TSFG makes annual bonus awards to eligible executives. Bonus payments are made equal to a percentage of an executive's base salary amount, with the percentage varying depending on the extent to which performance goals for the year are met or exceeded. Target performance goals are subject to adjustment to appropriately reflect dilution associated with corporate transactions that may occur during the year. Target performance goals for Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr., Andrew B. Cheney and John C. DuBose were based on earnings per share, return on assets, return on equity, non-performing assets as a percentage of loans and net charge-offs as a percentage of loans for 2003 and are based on earnings per share, return on assets and return on equity for 2004 and subsequent years. Individual target performance goals also are established for each year based on each executive's annual strategic plan and objectives for his areas of organizational responsibility.